Exhibit 99.1

Media Contact:	Investor Contact:
Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

Webster Promotes Jerry Plush to President

WATERBURY, Conn., December 15, 2011 – Webster Financial Corporation (NYSE: WBS), the parent of Webster Bank, announced today that Gerald P. Plush has been promoted to president of the holding company and the bank, effective immediately. In addition, Plush was elected to the board of directors of Webster Bank.

Plush retains his position as chief operating officer and continues to report to James C. Smith, chairman and chief executive officer.

“Jerry’s well-earned promotion recognizes his many contributions to Webster’s progress and underscores the importance of his role,” Smith said. “Jerry is significantly involved in developing and executing our strategic and financial plans and creating value for our shareholders. He has a high level of responsibility for advancing our vision to be the bank of choice for businesses and consumers in our region.”

Plush joined Webster in July, 2006 as chief financial office and subsequently added the title of chief risk officer. In January, 2011, he was named vice chairman and chief operating officer. Before joining Webster, Plush spent 11 years with MBNA America in Wilmington, Del., culminating with his role as senior executive vice president and managing director of corporate development and acquisitions. Prior to this position, Plush was senior executive vice president and chief financial officer for MBNA’s North American Operations where he was responsible for all finance functions related to MBNA’s U.S. card, consumer finance and Canadian operations.

Plush earned a B.S. in accounting from St. Joseph’s University in Philadelphia. He is a Certified Public Accountant and Certified Management Accountant. He is a member of the Pennsylvania Institute of Certified Public Accountants, the Financial Services Roundtable and Financial Executives International. He serves on the board of directors and executive committee of Junior Achievement of Southwest New England.

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About Webster

Webster Financial Corporation is the holding company for Webster Bank, N.A. With $18 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 171 banking offices, 485 ATMs, telephone and mobile banking, and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.